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                                                                   EXHIBIT 10.11



                           CHANGE OF CONTROL AGREEMENT

         This Agreement (the "Agreement") is made as of this      day of
             , 2000, by and between                         an individual
resident of the State of                      (the "Executive") and Rainforest
Cafe, Inc., a Minnesota corporation, including its subsidiaries and affiliates (collectively, "Employer" or the "Company").

RECITALS

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to employ and retain Executive as a member of the senior management team of the Company; and

         WHEREAS, the Board wishes to encourage the Executive to continue his employment with the Company and the Board believes that this objective can be best served by providing for a compensation arrangement for the Executive upon the Executive's termination of employment under certain circumstances in the event of a Change Of Control (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual promises and covenants of the Company and Executive set forth below the Company and Executive agree as follows:

         1.       Termination Following a Change Of Control.

         a. Severance Payment. Subject to the provisions to Section 1(c), in the event that Executive's employment is terminated within two (2) years following a Change Of Control (as hereinafter defined) and such termination is either (i) Without Cause; or (ii) is a Constructive Termination, Executive shall receive, in addition to all compensation due and payable to or accrued for the benefit of Executive as of the date of termination, a lump sum payment, twenty-one days (21) days after execution and delivery of the Release, attached as Annex A (provided that such Release has not been revoked), equal to (a) (2) times Executive's Annual Compensation (as hereinafter defined) and (b) Executive's Benefits (as hereinafter defined) (the "Severance Payment"); and all outstanding options to purchase shares of stock in the Company shall immediately vest and become immediately exercisable and, Executive or Executive's legal representative shall have until the date which is two (2) years after the date on which Executive ceases to be employed by the Company to exercise Executive's right to purchase shares of stock of the Company under any such option agreements (whether


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entered into before or after the date of this Agreement). The Severance Payment shall be reduced by any applicable withholding amounts. Employer shall also use its best efforts to convert any then existing life insurance and accidental death and disability insurance policies to individual policies in the name of the Executive.

The provisions of this Section 1(a) shall apply following any Change Of Control (as defined below) notwithstanding any provision otherwise in any stock option agreement between the Company and the Executive which provides for the grant to Executive of the right to purchase shares of stock of the Company.

         b. Exclusive Severance Payments. Severance Payments made hereunder shall be in lieu of any other payments owed by Company to Executive pursuant to any other Company severance policy.

         c. Release. As a condition for receiving the Severance Payment, Executive shall execute and deliver to the Company the Release attached hereto as Annex A.

         d.       Excise Tax.

                  i. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "IRC"), Executive shall be paid an additional amount (the "Gross-Up Payment") as indicated in Annex B.

         2.       Indemnification.

         Following a Change of Control, the Executive shall be entitled to indemnification and, (i) to the extent available on commercially reasonable terms, and (ii) for a period of not less than three years after the effective date of the resignation or termination of the Executive, insurance coverage therefor, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to the Change of Control. In the event of any discrepancies between the provisions of this paragraph and the terms of any Company insurance policy covering executive or any indemnification contract by and between the Company and Executive, such insurance policy or indemnification contract shall control.


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         3.       Certain Definitions.

         a. Annual Compensation. For the purposes of this Agreement, Annual Compensation shall mean Executive's annual base salary.

         b. Benefits. For the purposes of this Agreement, Benefits shall mean an amount equal to the six month cost to Executive of obtaining health care coverage comparable to that currently provided by Employer (grossed-up to compensate Executive for the taxable nature of such payment), and an amount equal to the six month cost to Executive of obtaining life insurance and insurance coverage for accidental death and disability insurance comparable to that provided by Employer (all as grossed-up to compensate Executive for the taxable nature of such payments).

         c.       Change of Control.

                  i. For the purposes of this Agreement, a "Change of Control" shall mean:

                           (1)     The acquisition by any person, entity or
"group", within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, any acquisition by (A) the Company, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Lyle Berman or the four irrevocable trusts for the benefit of Mr. Berman's children) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                           (2)     Individuals who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14 a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

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                           (3)     Approval by the shareholders of the Company
of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company; or

         d.       Termination Without Cause.

                  (i) For the purposes of this Agreement, "Termination Without Cause" shall mean termination of the Executive by the Company for reasons other than:

                           (1)     the commission of a felony;

                           (2)     the theft or embezzlement of property of
Employer or the commission of any similar act involving moral turpitude; or

                           (3)     the failure of Executive  to  substantially
perform his material duties and responsibilities under this Agreement for any reason other than the Executive's death or disability, which failure is not cured within thirty (30) days (or if such cure is commenced within such thirty
(30) day period and thereafter diligently pursued such longer period, not to exceed ninety (90) days, as is reasonably required to cure such failure), after written notice of such failure from the Company's Board of Directors specifying such failure.

         e.       Constructive Termination.


                  1. For the purposes of this Agreement, "Constructive Termination" shall mean :

                            (1)      a material,  adverse change of Executive's
responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships);

                            (2)      an adverse change in Executive's annual
compensation or benefits;

                            (3)      a requirement to relocate in excess of
fifty (50) miles from Executive's then current place of employment without Executive's consent; or

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                            (4)      the breach by the Company of any material
provision of this Agreement or failure to fulfill any other contractual duties owed to the Executive.

         For the purposes of this definition, Executive's responsibilities, authority, status, position, offices, titles, duties and reporting requirements are to be determined as of the date of this Agreement.

         4.       Confidentiality; Nonsolicitation.

         a. Except to the extent required by law, Executive shall keep confidential and shall not, without the Company's prior, express written consent, disclose to any third party, other than as reasonably necessary or appropriate in connection with Executive's performance of his duties under this Agreement or any employment agreement, if any, any information regarding the Company, its business, methods of operation, employees, projects, plans and prospects, which information has not been released to the public by the Company. The provisions of this Section 11 shall remain in effect after the expiration or termination of this Agreement.

         b. For a period of two year following termination of Executive employment with the Company, for any reason or no reason, Executive hereby agrees not to, without the prior written consent of the Company's Board, directly or indirectly, solicit for employment, endeavor to entice away from the Company or otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company, whether for Executive's own account or for the account of any other individual, partnership, firm or corporation or other business entity.

         c. Executive agrees that the restrictions on disclosure and solicitation in this Agreement are fair, reasonable and necessary for the protection of the interests of the Company. Executive further agrees that a breach of any of the covenants set forth in Section 11 of this Agreement will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and Executive further agrees that in the event of a breach, the Company will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in addition to any other remedies to which the Company may be entitled to at law or in equity.

         5.       Notification to Subsequent Employers.




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         Executive grants the Company the right to notify any future employer or prospective employer of Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

         6.       Full Settlement.

         The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. Employer agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the rate published from time to time in The Wall Street Journal as the prime rate of interest, plus two percent (2%).

         7.       Resolution of Disputes.


         If there shall be any dispute between the Company and the Executive (i) in the event Executive's employment termination was Without Cause, or (ii) in the event of a Constructive Termination of employment by the Company, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was not Without Cause or that the determination by the Executive of the existence of a Constructive Termination was not made in good faith, the Company shall pay, and provide all benefits to Executive and/or Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to this Agreement, as though such termination were by the Company Without Cause or was a Constructive Termination by the Company; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately adjudged by such court not to be entitled.


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         8.       Withholding.

         The Company may withhold from any amounts payable under this Agreement the minimum Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law, statute or regulation.

         9.       Successors and Assigns.

         This Agreement is binding upon, and shall inure to the benefit of the Company and the Executive, and all successors and assigns of the Company. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger or consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement, prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to any Severance Payment payable pursuant hereto.

         10.      Miscellaneous.

         a. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         b. All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  IF TO EXECUTIVE:



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                  IF TO COMPANY:

                  Rainforest Cafe, Inc.
                  Attention: Secretary
                  720 South Fifth Street
                  Hopkins, MN 55343


or to such other address as either party furnishes to the other in writing in accordance with this Section. Notices and communications shall be effective when actually received by the addressee.

         c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

         d. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         e. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

         11.      Entire Agreement.

         Except for the provisions of any stock option agreement(s), if any, between Executive and the Company (as the same may be superseded by the terms of this Agreement), this Agreement constitutes the entire agreement between the parties, supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.


         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and pursuant to the due authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first written above.



         RAINFOREST CAFE, INC.:                     EXECUTIVE:


     By:
         ------------------------------------


        Its:
              --------------------


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                                     ANNEX B

                               EXCISE TAX PAYMENTS

         i. The net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the IRC, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Severance Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of the Executive's termination or resignation, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

         ii. All calculations to be made under this Section 1 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its conclusions and any supporting calculations both to the Company and the Executive within 10 days of the effective date of the Executive's resignation or termination, as the case may be. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

                  (1) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Executive knows of such claim and Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (a)      give the Company any information reasonably
requested by the Company relating to such claim;


                           (b)      take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including,

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without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                           (c)      cooperate with the Company in good faith in
order to effectively contest such claim; and

                            (d)     permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 1, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to resolution before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.


         (2) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection(i), (ii) and (iii) of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the


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receipt by the Executive of an amount advanced by the Company pursuant to this
Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (3) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (i) and (ii) above shall be borne solely by the Company.












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